Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of April 2, 2004 (the “Effective Date”), by and between WorldCom, Inc., a Georgia corporation (the “Company”), and Jonathan Crane (the “Executive”). In consideration of the mutual covenants set forth herein, the Company and the Executive hereby agree as follows:

1. Position; Duties.

(a) During the Period of Agreement (as defined in Section 2), the Executive shall be employed as the President – International and Wholesale Markets of the Company. The Executive shall report directly to President and Chief Executive Officer The Executive shall have the duties, responsibilities, powers, and authority customarily associated with the position of President – International and Wholesale Markets and shall perform such other and unrelated services and duties as may be assigned to the Executive from time to time by the President and Chief Executive Officer consistent with the Executive’s position as President – International and Wholesale Markets.

(b) The Executive shall diligently, competently, and faithfully perform all duties, and shall devote the Executive’s entire business time, energy, attention, and skill to the performance of duties for the Company and its subsidiaries and affiliates and will use the Executive’s best efforts to promote the interests of the Company. It shall not be considered a violation of the foregoing for the Executive to serve on industry, civic, religious or charitable boards or committees, so long as such activities do not individually or in the aggregate significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

2. Term. The initial term of this Agreement shall commence on the Effective Date and continue through December 31, 2006, unless terminated prior to such date as provided at Section 8 hereof (the “Period of Agreement”). The Period of Agreement may be extended upon the written agreement of the parties as approved by the Board of Directors of the Company (the “Board”). Upon the expiration of the Period of Agreement, except as provided herein, this Agreement shall terminate, and any continuation of the Executive’s employment with the Company thereafter shall be “at-will.”

3. Base Salary. The Executive’s annual base salary (the “Base Salary”) shall be $575,000, which amount shall not be decreased except upon mutual consent or due to a decrease generally applicable to all senior executives of the Company. The Board or, if so delegated by the Board, the Compensation Committee shall review the Base Salary annually, but shall not have any obligation to increase such amount. No increase in the Executive’s Base Salary may be implemented prior to review and approval by the Board or, if so delegated by the Board, the Compensation Committee. Any increase in Base Salary shall constitute the Executive’s “Base Salary” thereafter under this Agreement. The Base Salary shall be payable in substantially equal installments in accordance with the Company’s payroll policy in effect from time to time and shall be subject to any payroll or other deductions as may be required to be made pursuant to law, government or court order or by agreement with, or consent of, the Executive.

4. Bonus. The Executive shall be eligible to receive a bonus equal to 100% of the Executive’s Base Salary for performance at target levels based upon performance standards, with smaller or greater bonus opportunities for performance below or above target levels, all as determined by the Board.

5. Benefits and Perquisites. The Executive shall be entitled to participate in such life insurance, disability, medical, dental, pension, profit sharing and retirement plans and other programs as may be made generally available from time to time by the Company for the benefit of executives at the Executive’s level and its employees generally. The Company shall provide the Executive with such perquisites as are provided from time to time by the Company to its executives generally. The Executive shall be entitled to receive such other compensation, benefits and perquisites as set forth on Appendix 1 to this Agreement.

6. Expenses. The Company shall reimburse the Executive for all reasonable expenses reasonably incurred by the Executive in performing services hereunder, which are incurred and accounted for in accordance with the Company’s policies and procedures applicable thereto.

7. Liability Insurance; Indemnification. The Company shall maintain officers’ liability insurance coverage for Executive in reasonable amounts during the Period of Agreement and, for any act or omission occurring during the Period of Agreement, at all times thereafter for the duration of any period of limitations during which any action may be brought against the Executive, in the same amount and to the same extent as the Company covers members of the Board. The Executive shall be indemnified and held harmless to the fullest extent permitted under the Company’s Articles of Incorporation, Bylaws, and applicable law, including the U.S. Bankruptcy Code (11 U.S.C. § 101 et seq.), from any and all claims, lawsuits, losses, damages, assessments, amounts paid in settlement, penalties, expenses, costs and liabilities of any kind or nature, including without limitation, court costs and reasonable attorneys’ fees, which the Executive may sustain directly as a result of, or in connection with, any act or omission by the Company or its employees or any claim, suit or other proceeding brought or threatened by a third party (including but not limited to governmental or regulatory agencies or bodies) in connection with the Executive’s employment with the Company or any subsidiary or affiliate thereof.

8. Termination of Employment.

(a) Death or Disability. The Period of Agreement shall terminate automatically upon the Executive’s death. If the Company determines in good faith that the Disability of the Executive has occurred (pursuant to the definition of “Disability” set forth below), it may give to the Executive written notice of its intention to terminate the Executive’s employment. In such event, the Period of Agreement and the Executive’s employment with the Company shall terminate effective on the thirtieth (30th) day after receipt by the Executive of such notice given at any time after the date of the Executive’s Disability, while such Disability is continuing (“Disability Effective Date”); provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” means the completion of a period of the Executive’s physical or mental incapacity which continues for not less than six (6) consecutive months or six (6) months in any twelve (12)-month period, as determined by a doctor mutually agreeable to the Executive and the Board. Until the Disability Effective Date, the Executive shall be entitled to all compensation provided for under this Agreement. It is understood that nothing in this Section 8(a) shall serve to limit the Company’s obligations under Section 9(c) hereof.

(b) By the Company for Cause. The Company may terminate the Executive’s employment and the Period of Agreement immediately for “Cause.” For purposes of this Agreement, “Cause” means (i) the commission of (x) a felony or (y) a misdemeanor (excluding a petty misdemeanor) involving dishonesty, fraud, financial impropriety, or moral turpitude; (ii) any knowing or deliberate violation of a requirement of the Sarbanes-Oxley Act of 2002 or other material provision of the federal securities laws; (iii) willful neglect or willful misconduct in the discharge of the Executive’s duties (after receiving written notice from the Board specifying the manner in which the Executive is alleged to have willfully failed properly to discharge the Executive’s duties and after having had the opportunity to cure such failure within thirty (30) days from receipt of such notice), (iv) any willful conduct that could reasonably be anticipated to result in or materially contribute to (whether by act or by omission to act) a violation by the Company of the Permanent Injunction dated November 26, 2002 (the “Permanent Injunction”) or other orders binding on the Company issued by the Honorable Jed S. Rakoff of the U.S. District Court of the Southern District of New York (the “Court”), or (v) material breach by the Executive of this Agreement, including any of the covenants contained herein. In the event that the Company asserts that grounds exist for termination with Cause, prior to such termination, it shall so notify the Executive and within fifteen (15) days shall afford the Executive a hearing before the Board regarding any disputed facts. The Board shall make a final determination regarding the existence of “Cause” upon completion of any such hearing, provided, however, that any determination that “Cause” exists shall require an affirmative vote of two-thirds (2/3) of the non-employee directors of the Company. If any such determination remains pending after such fifteen (15)-day period, the Company shall be entitled to suspend the Executive’s duties (with full pay) pending determination of the existence of “Cause”; provided that such period of suspension shall not exceed thirty (30) days. The Executive’s acts or omissions shall not be “willful” if conducted in good faith and with a reasonable belief that such conduct was in the best interests of the Company.

(c) By Executive for Good Reason. The Executive may terminate Executive’s employment and the Period of Agreement for Good Reason upon at least thirty (30) days’ prior written notice from the Executive to the President and Chief Executive Officer of the Company. For purposes of this Agreement, “Good Reason” means, without the Executive’s prior written consent, the occurrence of (i) a demotion or removal of the Executive from any of the Executive’s positions, (ii) a material adverse change by the Company in the Executive’s duties or responsibilities, (iii) a decrease in the Executive’s Base Salary or the Company’s failure to provide an opportunity to earn performance bonuses and other compensation as provided in Sections 4 and 5, above, and Section 10, below, or (iv) any other material breach of this Agreement by the Company which is not cured within thirty (30) days’ prior written notice by the Executive to the Company specifying such breach. “Good Reason” does not include (A) any failure to extend the term of this Agreement at the conclusion of the Period of Agreement, (B) the failure of the Company to grant any annual equity award if established performance standards are satisfied, provided equivalent compensation is provided, (C) implementation of any changes in corporate governance required as part of the SEC settlement or any other actions by the Company to comply with the Permanent Injunction or any other order binding on the Company issued by the Court or to comply with any provision of law, or (D) any adverse change in compensation or benefits applicable to all senior executives which is proportionate to each such executive’s compensation or benefits, as the case may be, immediately prior to such change. The Executive shall be required to make any assertion of “Good Reason” within 45 days of the events allegedly giving rise to “Good Reason”.

(d) Other than for Cause or Good Reason. The Executive or the Company may terminate the Executive’s employment and the Period of Agreement for any reason other than for Good Reason or other than for Cause, respectively, upon fifteen (15) days’ prior written notice to the Company or Executive, as the case may be.

(e) Notice of Termination. Any termination of employment by the Company or by the Executive shall be communicated by a notice of termination to the other party hereto given in accordance with Section 19 of this Agreement (the “Notice of Termination”). For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail, if necessary, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of the basis for termination shall not waive any right of such party hereunder or preclude such party from asserting such fact or circumstance in enforcing his/her or its rights hereunder.

(f) Date of Termination. “Date of Termination” means the date specified in the Notice of Termination; provided, however, that if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

9. Obligations of the Company Upon Termination. The following provisions describe the obligations of the Company to the Executive upon termination of the Executive’s employment during the Period of Agreement. However, except as explicitly provided in this Agreement, nothing in this Agreement shall limit or otherwise adversely affect any rights which the Executive may have under applicable law, under any other written agreement with the Company, or under any compensation or benefit plan, program, policy or practice of the Company.

(a) Termination not for Cause or for Good Reason. If the Executive’s employment is terminated during the Period of Agreement by Company not for Cause (and other than due to death or Disability) or by the Executive for Good Reason, the Executive shall, in lieu of any other severance benefits under the Company’s severance plans, be entitled to the following:

(i) continuation of the Executive’s then-current Base Salary and then –current target bonus for a period of two (2) years after the Date of Termination (the “Salary Continuation Period”), the Base Salary component to be payable as set forth in Section 3, above, and the target bonus component to be payable in monthly installments equal to one-twelfth (1/12) of the Executive’s then-current annual target bonus opportunity set forth in Section 4, above; provided that the sum of such payments shall not exceed the maximum amount permitted under the Company’s Articles of Incorporation;

(ii) continued health coverage for the Executive and the Executive’s eligible dependents at active employee rates for the Salary Continuation Period, with COBRA continuation to begin at the end of such period;

(iii) payment of all accrued but not yet paid Base Salary, accrued vacation, any earned and unpaid bonus for the previous year or other performance period, unreimbursed business expenses (in accordance with Company policy and procedures), and any accrued unpaid benefits under the Company’s group benefit plans, payable through the Date of Termination (collectively, “Accrued Obligations”); and

(iv) a bonus (based upon actual performance) for the year (or other performance period) in which the Executive’s termination occurs, prorated based on the number of days elapsed during said year (or other performance period) through the Date of Termination, payable at the time bonuses are paid to senior executives generally.

The Executive shall be entitled to the amounts and benefits under this Section 9(a) (other than Accrued Obligations) only upon the Executive’s execution (without revocation) of a general release of all claims of the Executive that may be brought against the Company occurring through and including the release date in the form of Appendix 2 hereto (with such changes therein as may be necessary to make it valid and encompassing under applicable law).

(b) Termination for Cause, for other than Good Reason or at the Expiration of the Period of Agreement. If the Executive’s employment is terminated during the Period of Agreement by the Company for Cause or by the Executive not for Good Reason, or if the Executive’s employment is terminated by either party for any reason at the expiration of the Period of Agreement, the Executive will receive the Executive’s Accrued Obligations through the Date of Termination (except to the extent subject to disgorgement under any applicable legal requirement). The Company shall be entitled to offset the amount due from the Executive of any repayments of compensation awarded hereunder against any amounts due to the Executive, without waiving or limiting the Company’s rights to recover any excess amount due to it.

(c) Termination Due to Death or Disability. In the event of the Executive’s death or termination of employment due to Disability during the Period of Agreement, the Executive’s estate or the Executive, as the case may be, shall be entitled to receive the following:

(i) a bonus (based upon actual performance) for the year (or other performance period) in which the Executive’s termination occurs, prorated based on the number of days elapsed during said year (or other performance period) through the Date of Termination, payable at the time bonuses are paid to senior executives generally;

(ii) payment of the Executive’s Accrued Obligations; and

(iii) continued health coverage for the Executive and/or the Executive’s eligible dependents, as applicable, at active employee rates for eighteen (18) months following the Date of Termination, which will run concurrently with COBRA.

10. Equity Awards. For each full calendar year during the Period of Agreement, the Executive shall be eligible at the targeted performance levels to receive an annual equity award commensurate with the Executive’s position as determined by the Board in its discretion.

11. Treatment of Equity Awards on Termination. Upon the termination of Executive’s employment, either during, at the expiration of, or after the Period of Agreement, the vesting of any unvested equity awards granted during the Period of Agreement shall be determined as follows:

(a) In the event of termination of the Executive’s employment (i) by the Company not for Cause (and other than due to the Executive’s death or Disability), or (ii) by the Executive for Good Reason, the Executive shall be deemed to be an active employee of the Company for two (2) years following the Date of Termination for purposes of determining the vesting of each such equity award.

(b) In the event of termination of the Executive’s employment (i) by the Executive not for Good Reason or (ii) by the Company for Cause, any such equity awards that are unvested shall be forfeited.

(c) In the event of the Executive’s death or termination due to Disability, any such equity awards that are unvested shall immediately fully vest.

12. Non-Competition.

(a) In the event that the Executive’s employment is terminated for any reason during the Period of Agreement, but not at or after the expiration of the Period of Agreement, for a period of one (1) year after the Date of Termination, the Executive shall not become an employee, consultant, advisor, director or assume any other position or relationship with the following companies or their subsidiaries and affiliates: AT&T Corporation, SBC Communications, Inc., Sprint Corporation, Qwest, or Verizon Communication.

(b) The Executive agrees to, and shall, execute the Company’s Non-Disclosure, Intellectual Property Assignment and Non-Solicitation Agreement, attached hereto as Appendix 3. The terms of the Non-Disclosure, Intellectual Property Assignment and Non-Solicitation Agreement are incorporated herein by this reference and shall survive any termination of the employment relationship created hereunder or the termination of the Period of Agreement.

(c) The Executive acknowledges that the Company has no adequate remedy at law and will be irreparably harmed if the Executive breaches or threatens to breach the provisions of this Section 12, and, therefore, agrees that the Company shall be entitled to injunctive relief to prevent any breach or threatened breach of this Section and that the Company shall be entitled to specific performance of the terms of this Section in addition to any other legal or equitable remedy it may have. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity that it may have or any other rights that it may have under any other agreement.

13. Change in Control.

(a) Definition of “Change in Control.” The definition of Change in Control shall occur upon the occurrence of any one of the following events during the Period of Agreement:

(i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries (as defined in the indentures pursuant to which senior notes of the Company are to be issued to certain of the Company’s creditors in accordance with the Company’s Modified Second Amended Joint Plan of Reorganization under chapter 11 of title 11 of the United States Code, as confirmed on October 31, 2003 by the United States Bankruptcy Court for the Southern District of New York) taken as a whole to any other “person” or “group,” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (other than the Company or any of its Restricted Subsidiaries), other than a creation of a holding company that does not involve a change in the beneficial ownership of the Company as a result of the transaction and other than a creation of a holding company that does not involve a change in the beneficial ownership of the Company as a result of the transaction;

(ii) the adoption of a plan relating to the liquidation or dissolution of the Company;

(iii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in rules 13d-3 and 13d-5 under the Exchange Act (except that a person shall be deemed to have beneficial ownership of all shares that such Person has a right to acquire, whether such right is exercisable immediately or after 60 days), directly or indirectly of more than 50% of the voting power of the voting stock of the Company by way of purchase, merger or consolidation or otherwise;

(iv) the merger or consolidation with or into another Person or merger of another Person into the Company with the effect that immediately after that transaction the existing stockholders of the Company immediately before the transaction hold, directly or indirectly, less than 50% of the total voting power of all securities generally entitled to vote in the election of directors, managers or trustees of the Person surviving the merger or consolidation; or

(v) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors. For purposes of the preceding clause (e), “Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who: (i) was a member of the Company’s Board of Directors on the Effective Date; or (ii) was nominated for election or elected to the Company’s Board of Directors with the affirmative vote of, or whose election or appointment was otherwise approved or ratified (whether before or after nomination or election) by, at least a majority of the Continuing Directors who were members of the Company’s Board of Directors at the time of the nomination, election or approval, as applicable.

(b) Upon a Change in Control described in Section 13(a)(i), above, all equity awards granted to the Executive shall immediately fully vest and any restrictions on disposition of vested stock or the payment of any deferred stock units shall lapse.

(c) Impact of Termination by Company or the Executive During Protection Period. If the Executive’s employment is terminated by the Company not for Cause (and other than due to death or Disability) or by the Executive for Good Reason within the two (2)-year period immediately following a Change in Control of the Company (regardless of whether the Period of Agreement would have otherwise expired without the occurrence of a Change in Control) or in the event the Executive’s employment is terminated within six (6) months prior to and in anticipation of a Change in Control or is demonstrated to be at the request of a third party that had taken steps reasonably calculated to effect a Change in Control, the Executive shall, in lieu of any other severance benefits and in lieu of benefits provided under Section 9(a), be entitled to the following:

(i) a lump sum payment, to be made within thirty (30) days of the Date of Termination, equal to two (2) times the sum of the Executive’s then-current Base Salary and then-current target bonus;

(ii) continued health coverage for the Executive and the Executive’s eligible dependents at active employee rates for two (2) years, with COBRA continuation to begin at the end of such period;

(iii) payment of all Accrued Obligations;

(iv) a bonus (based upon actual performance) for the year (or other performance period) in which the Executive’s termination occurs, prorated based on the number of days elapsed during said year (or other performance period) through the Date of Termination, payable at the time bonuses are paid to senior executives generally;

(v) all unvested equity awards shall immediately vest and any restrictions on disposition of vested stock or on the payment of any deferred stock units shall lapse;

(vi) any deferred compensation shall become payable;

(vii) any amounts “earned” under other incentive plans that have not vested will vest and become payable as follows: (A) if based upon objective factors that can reasonably be determined, payment shall be based upon actual performance for such period or, if actual performance cannot be determined, pro-rated based on the relevant period of service, and (B) if any other factors or performance measures cannot reasonably be determined, payment shall be at target, pro-rated based on the relevant period of service; and

(viii) the Executive shall receive two (2) years of service and age credit for vesting and eligibility (but not accrual) purposes under Company retirement or welfare programs and other benefit programs, payable outside plans to the extent that the Executive is not eligible for such payment under the terms of such plans, and two (2) years of welfare program coverage at active employee rates.

The Executive shall be entitled to the amounts and benefits under this Section 13(c) (other than Accrued Obligations) only upon the Executive’s execution (without revocation) of a general release of all claims of the Executive that may be brought against the Company occurring through and including the release date in the form of Appendix 2 hereto (with such changes therein as may be necessary to make it valid and encompassing under applicable law).

(d) Parachute Gross-Up. In the event that the aggregate of all payments or benefits made or provided to, or that may be made or provided to, the Executive under this Agreement and under all other plans, programs and arrangements of the Company (the “Aggregate Payment”) is determined to constitute an “excess parachute payment,” as such term is defined in Section 280G(b) of the Internal Revenue Code, the Company shall pay to the Executive prior to the time any excise tax imposed by Section 4999 of the Internal Revenue Code (“Excise Tax”) is payable with respect to such Aggregate Payment, an additional amount which, after the imposition of all income and excise taxes thereon, is equal to the Excise Tax on the Aggregate Payment. The determination of whether the Aggregate Payment constitutes an excess parachute payment and, if so, the amount to be provided to the Executive and the time of payment pursuant to this Section 13(d) shall be made by an independent auditor (the “Auditor”) selected jointly by the Company and the Executive and paid by the Company. The Auditor shall be a nationally recognized United States public accounting firm which has not, during the two (2) years preceding the date of its selection, acted in any way on behalf of the Company or any affiliate thereof. If the Executive and the Company cannot agree on the firm to serve as the Auditor, then the Executive and the Company shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor. Notwithstanding the foregoing, in the event that the amount of the Executive’s Excise Tax liability is subsequently determined to be greater than the Excise Tax liability with respect to which any initial payment to the Executive under this Section 13(d) has been made, the Company shall pay to the Executive an additional amount (grossed up for all taxes) with respect to such additional Excise Tax (and any interest and penalties thereon) at the time and in the amount reasonably determined by the Auditor. Similarly, if the amount of the Executive’s Excise Tax liability is subsequently determined to be less than the Excise Tax liability with respect to which any prior payment to the Executive has been made under this Section 13(d), the Executive shall refund to the Company the excess amount received, after reduction for any nonrefundable tax, penalties and/or interest incurred by the Executive in connection with the receipt of such excess, and such refund shall be paid promptly after the Executive has received any corresponding refund of excess Excise Tax paid to the Internal Revenue Service. The Executive and the Company shall cooperate with each other in connection with any proceeding or claim relating to the existence or amount of liability for Excise Tax, and all expenses incurred by the Executive in connection therewith shall be paid by the Company promptly upon notice of demand from the Executive.

14. Dispute Resolution. In the event of any dispute between the Company and the Executive, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, including without limitation if the Executive shall assert the existence of Good Reason or any other breach of this Agreement and the Company shall disagree as to the existence of Good Reason or any other asserted breach, the Executive and the Company hereby agree that such dispute shall be resolved by binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any arbitration shall be held before a single arbitrator who shall be selected by the mutual agreement of the Company and the Executive, unless the parties are unable to agree to an arbitrator, in which case, the arbitrator will be selected under the procedures of the AAA. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction, and the parties hereby agree to the emergency procedures of the AAA. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Executive. The arbitration proceeding shall be conducted in the Washington, D.C. metropolitan area. In the event of any such proceeding, the losing party shall reimburse the prevailing party upon entry of a final award resolving the subject of the dispute for all reasonable legal expenses incurred, unless the arbitrator determines that to do so would be unjust. This Agreement shall be governed by the substantive provisions of the laws of the State of Delaware.

15. Mutual Cooperation. The parties agree to take reasonable steps (without cost to the Executive) to minimize the Company’s tax obligations with respect to annual compensation.

16. Undertaking. Attached hereto as Appendix 4 is a letter constituting an ethics pledge signed by the Executive, which shall be an integral part of this Agreement.

17. Cooperation with Ongoing Investigations. The Executive agrees that the Executive will fully cooperate, and will cause and direct the persons under the Executive’s management direction employed by, or consultants or agents to, the Company to cooperate fully, with all governmental investigations of the Company and all orders entered by the Court.

18. Withholding. Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive shall be subject to withholding, at the time payments are actually made to the Executive and received by the Executive, of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provision for payment of taxes as required by law, provided that it is satisfied that all requirements of law as to its responsibilities to withhold such taxes have been satisfied.

19. Notices. Any and all notices required in connection with this Agreement shall be deemed adequately given only if in writing and (a) personally delivered, or sent by first class, registered or certified mail, postage prepaid, return receipt requested, or by recognized overnight courier, (b) sent by facsimile, provided a hard copy is mailed on that date to the party for whom such notices are intended, or (c) sent by other means at least as fast and reliable as first class mail. A written notice shall be deemed to have been given to the recipient party on the earlier of (a) the date it shall be delivered to the address required by this Agreement; (b) the date delivery shall have been refused at the address required by this Agreement; (c) with respect to notices sent by mail or overnight courier, the date as of which the Postal Service or overnight courier, as the case may be, shall have indicated such notice to be undeliverable at the address required by this Agreement; or (d) with respect to a facsimile, the date on which the facsimile is sent and receipt of which is confirmed. Any and all notices referred to in this Agreement, or which either party desires to give to the other, shall be addressed to the Executive’s residence in the case of the Executive, or to its principal office in the case of the Company.

20. Waiver of Breach. A waiver by the Company of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver or estoppel of any subsequent breach by the Executive. No waiver shall be valid unless in writing and signed by an authorized officer of the Company.

21. Headings. The headings in this Agreement are inserted for convenience only and are not to be considered a construction of the provisions hereof.

22. Severability. If any provision of this Agreement shall be found invalid or unenforceable for any reason, in whole or in part, then such provision shall be deemed modified, restricted, or reformulated to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified, restricted, or reformulated or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Agreement modify those restrictions in this Agreement that, once modified, will result in an agreement that is enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

23. Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s heirs and legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a substantial portion of its assets, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place. Regardless of whether such an agreement is executed, this Agreement shall be binding upon any successor of the Company in accordance with the operation of law, and such successor shall be deemed the “Company” for purposes of this Agreement.

(d) As used in this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

24. Entire Agreement. This Agreement sets forth the entire and final agreement and understanding of the parties and contains all of the agreements made between the parties with respect to the subject matter hereof. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto, with respect to the subject matter hereof. No change or modification of this Agreement shall be valid unless in writing and signed by the Company and the Executive.

25. Survival. The obligations of the parties under Sections 7, 9, 11, 12, 13, 14, 16, 17, 22, 25 and 27 of this Agreement shall survive the termination of the Executive’s employment with the Company during the Period of Agreement and the termination or expiration of the Period of Agreement.

26. Counterparts. This Agreement may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one agreement.

27. Conflict. In the case of conflict between the terms of this Agreement (the “Agreement Terms”) and the provisions of any plan, policy, or practice of the Company as in effect from time to time (the “Standard Provisions”), the Executive’s rights or the Company’s obligations shall be established by whichever of the Agreement Terms or Standard Provisions would be more beneficial to the Executive.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have set their signatures as of the date first written above.

COMPANY:	EXECUTIVE:

WorldCom, Inc.,
a Georgia corporation

By:
Its:

Appendix 1

OTHER COMPENSATION

There is no additional compensation for this Executive.

[1]	Applicable to California residents.

Appendix 2

GENERAL RELEASE

WHEREAS, the employment of the undersigned (“Executive”) is being terminated under circumstances making Executive eligible for severance benefits under Section [9 or 13] of the Employment Agreement between Executive and WorldCom, Inc., effective as of                     , 2004 (the “Employment Agreement”) and Executive wishes to receive the benefits described in Section [9 or 13] of the Employment Agreement, benefits to which Executive is not entitled unless Executive executes a general release and waiver of claims.

NOW, THEREFORE, in consideration for the benefits described in Section [9 or 13] of the Employment Agreement, Executive hereby releases and discharges WorldCom, Inc., and any subsidiaries or affiliates thereof (collectively the “Company”), and their respective directors, officers, employees, benefit plans and administrators, successors and assigns from any and all claims, obligations, and liabilities, whether known or unknown, at law or in equity, arising out of Executive’s employment with the Company and the termination thereof. This Release is to be broadly construed so as to resolve all pending or potential disputes including, but without limiting the generality of the foregoing, any and all claims under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the Family and Medical Leave Act, the discrimination and wage payment laws of the state in which Executive rendered services to the Company, and any other statute, regulation, or ordinance, and any and all claims based upon alleged wrongful or retaliatory discharge, negligence, intentional infliction of emotional distress, defamation, invasion of privacy, other torts, harassment, employment discrimination or breach of contract (express or implied). Notwithstanding the foregoing, Executive does not waive any rights Executive may have to enforce the terms of Section [9 or 13] of the Employment Agreement, to benefits available after termination under any Company-sponsored employee benefit plan, to insurance protection and/or indemnification for actions taken by the Executive while an employee, officer and/or director of the Company or to make any claims for workers’ compensation.

[Executive hereby expressly waives the benefit of California Civil Code Section 1542, which is set forth below, as well as any other statutory or common laws of like nature concerning the waiver of unknown claims, and specifically agrees that this general release shall extend to claims arising out of transactions occurring prior to the date of its signing which the Executive does not know or expect to exist in the Executive’s favor at this time. California Civil Code Section 1542 provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.]1

Executive acknowledges and agrees that:

•	Executive has read and understands this Release in its entirety;

•	Executive has been advised in writing to consult with an attorney concerning this Release before signing it. This subparagraph constitutes such written advice;

•	Executive has twenty-one (21) calendar days after receipt of this Release to consider its terms before signing it;
•

Executive has the right to revoke this Release in full within seven (7) calendar days of executing it. Any revocation must be personally delivered to the Executive Vice President – Human Resources, or [his/her] designee, or mailed to WorldCom, Inc., [address], and postmarked within seven (7) calendar days of the date of execution of this Release. None of the terms and provisions of this Release shall become effective or be enforceable until such revocation period has expired;

•	Nothing contained in this Release waives any claim that may arise after the date of its execution; and

•	Executive executes this Release knowingly and voluntarily, without duress or reservation of any kind, and after having given the matter full and careful consideration.

IN WITNESS WHEREOF, the Executive has executed this Release on the date indicated below and agrees to be bound hereby.

(Signature)

(Print full name)

(Date)

Appendix 3

NON-DISCLOSURE, INTELLECTUAL PROPERTY ASSIGNMENT

AND NON-SOLICITATION AGREEMENT

In order for MCI and its operating affiliates and subsidiaries (hereinafter collectively referred to as the “Company”) to maintain a competitive edge, the Company must protect its confidential information and customer relationships.

Therefore, as a condition of employment or continued employment with the Company, I agree as follows:

DEFINITIONS

1.	“Confidential Information” means information (i) disclosed to or known by me as a consequence of my employment with the Company, (ii) not generally known to others outside the Company, and (iii) which relates to the Company’s business. Confidential Information includes but is not limited to the Company’s trade secrets, equipment, equipment configuration, research, development efforts, methodologies, testing, engineering, manufacturing, marketing, sales, finances, operations, processes, formulas, methods, techniques, devices, software programs, projections, strategies and plans, personnel information, industry contacts made during my employment, and customer information, including customer needs, contacts, particular projects, and pricing.

2.	“Inventions” means any new or useful art, discovery, new contribution, finding or improvement, whether or not patentable, and all know-how related thereto, made, developed or conceived by me (i) in the course of my employment, (ii) relating to the actual or anticipated business of the Company, or (iii) with the use of the Company’s time, material, information or facilities.

3.	“Works” means any materials for which copyright protection may be obtained, written, made, developed or conceived by me (i) in the course of my employment, (ii) relating to the actual or anticipated business of the Company, or (iii) with the use of the Company’s time, material, information or facilities..

NONDISCLOSURE OF CONFIDENTIAL INFORMATION

4.	I will not disclose or use any Confidential Information for the benefit of myself or another, unless directed or authorized in writing by the Company to do so, or until such time as the information becomes known to the public through no fault of mine. I will not disclose any Confidential Information to persons inside the Company who do not have a legitimate need to know the information. I will not make copies of Confidential Information except as reasonably necessary to the performance of my duties for the Company.
5.	I understand that if I possess any proprietary information of another person or company as a result of prior employment or otherwise, the Company expects and requires that I will honor any and all legal obligations that I have to that person or company with respect to proprietary information, and I will refrain from any unauthorized use or disclosure of such information.

RETURN OF COMPANY PROPERTY

6.	All documents and other tangible property relating in any way to the business of the Company are the exclusive property of the Company (even if I authored or created them). I agree to return all such documents and tangible property to the Company upon termination of employment or at such earlier time as the Company may request.

NON-SOLICITATION OF ACCOUNTS

7.

During my employment with the Company and for one (1) year after termination of employment with the Company for any reason, I shall not directly or indirectly, provide products or services that are materially similar to the products or services provided by the Company to any customer of the Company with whom I had direct contact in the course of my employment with the Company or about whom I learned Confidential Information as a result of my employment with the Company, nor will I solicit, induce, or attempt to induce such customers to: (a) stop doing business with or through the Company, or (b) do business with any other person, firm, partnership, corporation or other entity that provides products or services materially similar to those provided by the Company.

NON-SOLICITATION OF EMPLOYEES

8.	During my employment and for one (1) year following termination of my employment with the Company for any reason, I shall not, directly or indirectly, assist in the hiring of, or induce or attempt to induce any person who is employed by the Company or was employed by the Company within the prior six months to terminate his/her relationship with the Company or to accept employment or affiliation with any firm or entity of which I am an employee, owner, partner or consultant.

DISCLOSURE AND ASSIGNMENT OF INVENTIONS AND WORKS

9.	I will promptly disclose to the Company in writing, all Inventions and Works which are conceived, made, discovered, written or created by me alone or jointly with someone else on the Company’s time or on my own time, while I am employed by the Company.

10.	All Works created by me, alone or with others, shall be deemed “works made for hire” under the copyright laws and shall be owned by the Company.

11.	I hereby assign to the Company all of my rights in all Inventions, and in all Works to the extent such Works may not, by operation of law, be works made for hire.

12.	I will, without further compensation, give the Company all assistance it reasonably requires (whether during my employment or after my employment) to perfect, protect, and use its rights to Inventions and Works. In particular, I will sign all documents, do all things, and supply all information that the Company considers necessary or desirable to transfer or record the transfer of my entire right, title and interest in Inventions and Works; and to enable the Company to obtain patent, copyright, or other legal protection for Inventions and Works. Any out-of-pocket expenses will be paid by the Company.

13.	An invention for which none of the Company’s equipment, supplies, facilities, or Confidential Information was used and which was developed entirely on my own time is exempted from this Agreement so long as it: (1) does not relate in any way to the Company’s business, or to the Company’s actual or demonstrably anticipated research and development; and (b) does not result in any way from my work for the Company.

14.	Also excluded from this Agreement are the following Inventions and Works which I own or control and which were conceived, made, written, or created by me prior to my employment with the Company.

(1)

(2)

(Attach additional sheets if necessary)

Other than these, I do not claim to own or control rights in any inventions or works subject to copyright and will not assert any such rights against the Company.

IRREPARABLE HARM

15.

Irreparable harm would result from any breach by me of the provisions of this Agreement, and monetary damages alone would not provide adequate relief for any such breach. Accordingly, if I breach or threaten to breach this Agreement, injunctive relief in favor of the Company is proper, without the necessity of the

Company posting a bond. Moreover, any award of injunctive relief shall not preclude the Company from seeking or recovering any lawful compensatory damages which may have resulted from a breach of this Agreement, including a forfeiture of any payments not yet made to me and a return of any payments already received by me.

SEVERABILITY/MODIFICATION

16.	If a provision of this Agreement is held invalid by a court of competent jurisdiction, the remaining provisions will nonetheless be enforceable according to their terms. Further, if any provision is held to be over broad as written, a court may modify that provision to the extent necessary to make the provision enforceable according to applicable law and enforce the provision as modified.

GOVERNING LAW

17.	This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware.

BURDEN AND BENEFIT

18.	The Company may assign its rights under this Agreement to any successor in interest, whether by merger, consolidation, sale of assets, or otherwise. This Agreement shall be binding whether it is between me and the Company or between me and any successor or assign of the Company.

NO EFFECT ON TERM OF EMPLOYMENT

19.	Nothing in this Agreement prevents or limits my right to terminate my employment at any time for any reason, and nothing in this Agreement prevents or limits the Company from terminating my employment at any time for any reason. I understand and agree that there exist no promises or guarantees of permanent employment or employment for any specified term by the Company.

ENTIRE AGREEMENT

20.	I understand that this Agreement contains the entire agreement and understanding between the Company and me with respect to the provisions contained in this Agreement, and that no representations, promises, agreements, or understandings, written or oral, related thereto which are not contained in this Agreement will be given any force or effect. No change or modification of this Agreement will be valid or binding unless it is in writing and signed by the party against whom the change or modification is sought to be enforced. I further understand that even if the Company waives or fails to enforce any provision of this Agreement in one instance, that will not constitute a waiver of any other provisions of this Agreement at this time, or a waiver of that provision at any other time.

ACKNOWLEDGEMENT

21.	I hereby acknowledge and represent that I have fully read and understand this Agreement and that I consider all of the terms of my covenants and agreements set forth in this Agreement to be fair and reasonable and to be necessary to protect the Company’s ongoing interests.

COMPANY	EMPLOYEE

By	Signature of Employee

Title	Date

Date	Address - Street

Address - City, State, Zip Code

Appendix 4

ETHICS PLEDGE

[Attached]